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                                                                    EXHIBIT 99.1


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                  ADVANCEPCS ANNOUNCES SHARE REPURCHASE PROGRAM

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IRVING, Texas, June 6, 2002 -- AdvancePCS (Nasdaq: ADVP), the nation's leading health improvement company, today announced that its board of directors has authorized a repurchase program of up to $150 million of its outstanding shares of Class A common stock in the open market or private transactions. The company will hold the repurchased stock as treasury shares. Currently, the company has approximately 80 million shares of Class A common stock outstanding.

The company believes that the repurchase of its shares represents an attractive investment opportunity that will benefit the company and its stockholders.

The program will allow the company to repurchase its shares from time to time and may be suspended at any time without notice. The timing and terms of purchases under the program will be determined by management based on market and business conditions and will be dependent on the availability and alternative uses of capital and other factors.

ABOUT ADVANCEPCS

AdvancePCS (www.advancepcs.com) is the nation's largest independent provider of health improvement services, touching the lives of more than 75 million health plan members and managing approximately $28 billion in annual prescription drug spending. AdvancePCS offers health plans a wide range of health improvement products and services designed to improve the quality of care delivered to health plan members and manage costs. AdvancePCS is ranked by Fortune magazine as one of America's 100 fastest-growing public companies and is included on the Forbes Platinum 400 list of best big companies. AdvancePCS earned the number two spot on the Barron's 500 list of best performing companies.

FORWARD-LOOKING STATEMENTS

Any statements included in this press release that are not historical facts and that concern predictions of economic performance and management's plans and objectives constitute forward-looking statements under the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ



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materially from the forward-looking statements. We do not undertake any obligation to provide updates to such forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, changes in the health care industry or the economy in general, competition, acquisitions, changes in the legislative or regulatory environment, and other factors detailed in AdvancePCS' Securities and Exchange Commission filings.

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CONTACT:      Blair Jackson
              Director of Public Relations
              AdvancePCS
              480-391-4138